Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

CORRECTION - Skinny Nutritional Corp.

BALA CYNWYD, PA--(Marketwire - 11/18/10) - In the news release, “Skinny Nutritional Corp. Reports Record Revenues Through Q3 of 2010,” issued Tuesday, November 16, 2010 by Skinny Nutritional Corp. (OTC.BB:SKNY - News), we are advised by the company that the third sentence of the third paragraph should read "In the third fiscal quarter of 2010 the Company continued to service chain accounts, including Duane Reade, Safeway, BJ's Warehouse, Wilson Farms and select CVS and Walgreens, demonstrating its strategy of targeting quality retail chains." rather than “Since the beginning of our 3rd fiscal quarter of 2010, the Company has recently added new chain accounts, including Duane Reade, Safeway, BJ's Warehouse, Wilson Farms and select CVS and Walgreens, demonstrating its strategy of targeting quality retail chains.” as originally issued. Complete corrected text follows.

Skinny Nutritional Corp. Reports Record Revenues through Q3 of 2010
Improvement represents an increase 53% over the same period in 2009
Company ships over 750,000 cases for the first 9 months of 2010

BALA CYNWYD, PA. November 16, 2010---SKINNY NUTRITIONAL CORP. (OTCBB: SKNY), today announced net revenues of approximately $1,880,000 for the three months ended September 30, 2010.

This represents an increase of approximately $335,000 over revenues of approximately $1,545,000 for the quarter ended September 30, 2009 and an increase of $345,000, or 22%, over revenues of approximately $1,540,000 for the same period ended June 30, 2009. The Company also reported revenues of approximately $5,911,000 for the nine months ended September 30, 2010, as compared to approximately $3,862,000 for the nine months ended September 30, 2009, a 53% increase.  For the quarter ended September 30, 2010, the Company sold 254,000 cases of Skinny Water® as compared to 187,000 cases for the same period in 2009, an increase of approximately 36%, (1 case = twelve 16 ounce bottles). For the nine months ended September 30, 2010, the Company has shipped over 785,000 cases of Skinny Water as compared to 481,000 cases for the nine months ended September 30, 2009, an increase of 63%.

As of September 30, 2010, Skinny Water is now available in regional and national retailers with a combined store count of approximately 7,200 stores nationwide, including Target Stores and a number of grocery, drug, club and convenience accounts. This compares to accounts with approximately 2,700 locations at the same time last year.  In the third fiscal quarter of 2010 the Company continued to service chain accounts, including Duane Reade, Safeway, BJ’s Warehouse, Wilson Farms and select CVS and Walgreens, demonstrating its strategy of targeting quality retail chains. In addition, the Company has received an authorization from Safeway Stores to begin selling Skinny Water in a number of markets (California, Washington, Oregon, Alaska, Hawaii, Illinois, Colorado, Pennsylvania, Maryland and Virginia) during September 2010. With these new authorizations and the Company’s current relationship with Target, Skinny Water will be available in all 50 states.

Skinny Water recently introduced Skinny Water Sport as the first sport line in the beverage market with zero calories, zero sugar, zero sodium that targets the everyday athlete and is a healthy alternative to other popular sport drinks.

In addition, the Company has continued to enhance its distributor network. In September, the Company announced it engaged Columbia Distributing to be its distributor for the Oregon and Washington market. Columbia Distributing is one of the largest distributors in the Pacific Northwest, serving two states and many brands, such as Red Bull and a number of Dr Pepper Snapple Group Brands.

Michael Salaman, Chairman and Chief Executive Officer, stated “The Company continues to engage high quality distributors, including those that are part of the Dr Pepper Snapple Group network. Our relationships with Polar Beverage in New England, and now with Columbia Distributing in the Northwest, strengthens our ability to sell to the largest chains in these two large territories. Further, retailers continue to authorize our line of zero calorie enhanced waters, with the company adding a number of significant new accounts in 2010. Dr Pepper Snapple Group continues to test our Skinny Water flavors in their Indianapolis and Columbus markets. In 2011, the Company believes it will be able to leverage its infrastructure it has built in 2010, and maximize efficiencies across production, shipping and marketing costs as we continue to build case sales for the remainder of 2010 into 2011.”

For the quarter ended September 30, 2010, the Company incurred a net loss from operations of approximately $2,123,000, inclusive of a non-cash expense of approximately $719,000 as compared to a net loss of approximately $1,427,000 inclusive of non-cash expense of approximately $634,835 for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, the Company reported a net loss from operations of approximately $5,248,000 inclusive of non-cash expense of approximately $1,845,317 as compared to a net loss of approximately $3,358,000 for the nine months ended September 30, 2009. In the third quarter, the Company executed a billboard campaign, continued its sponsorship of the Brad Paisley H20 Tour throughout the country and continued to sample thousands of consumers around the country to drive more awareness of Skinny Water.

The Skinny Water® lineup features nine great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Lemonade Passionfruit (Total-V), Peach Mango Mandarin (Antioxidant) and Orange Cranberry Tangerine (Wake Up) and part of its ‘Sport’ line: Blue Raspberry (Fit), Pink Berry Citrus (Power), Goji Black Cherry (Shape) and Kiwi Lime (Active). Every bottle of Skinny Water® has key electrolytes, antioxidants, and vitamins and has zero calories, zero sugar, and zero sodium, and no preservatives, with all natural colors and flavors.

ABOUT SKINNY NUTRITIONAL CORP.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in nine great-tasting flavors that include Acai Grape Blueberry, Peach Mango, Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit, and as part of its ‘Sport’ line: Blue Raspberry, Pink Berry Citrus, Goji Black Cherry and Kiwi Lime.  Skinny Nutritional Corp. also plans to launch additional ‘Skinny’ branded beverages. For more information, visit www.SkinnyWater.com & www.facebook.com/skinnywater.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.